Exhibit 99.CODE ETH

KRANESHARES TRUST

SARBANES-OXLEY CODE OF ETHICS

(Principal Executive Officer/President and Principal Financial Officer/Treasurer)

Introduction

The reputation and integrity of KraneShares Trust (the “Trust”) are valuable assets that are vital to the Trust’s success. The Board of Trustees (the “Board”) of the Trust has adopted this Sarbanes-Oxley Code of Ethics (the “SOX Code”) to encourage the Trust’s Covered Officers (as defined below) to conduct the Trust’s business in a manner that demonstrates a commitment to the highest standards of integrity. Covered Officers include the principal executive officer, the principal financial officer, the comptroller (or principal accounting officer), if any, and any person who performs a similar function.

The Trust has also adopted a Code of Ethics under Rule 17j-1 (the “Rule 17j-1 Code”) under the Investment Company Act of 1940, as amended. The Trust’s Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or trustees know about present or future fund transactions, have the power to influence those transactions, and engage in securities transactions in their personal account(s).

This SOX Code should be read in conjunction with the Trust’s other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.

Purposes of the SOX Code

This SOX Code applies to each Covered Officer for the purpose of promoting:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) (“Reports”), and in other public communications made by the Trust;

●	Compliance with applicable laws and governmental rules and regulations;

●	The prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

●	Accountability for adherence to the SOX Code.

Chief Compliance Officer; Questions about the SOX Code

The Board has designated the Trust’s Chief Compliance Officer (the “CCO”) to implement and administer this SOX Code. Any questions about this SOX Code should be directed to the CCO.

The CCO is responsible for applying this SOX Code to specific situations in which questions are presented under it and has the authority to interpret this SOX Code in any particular situation. However, any approvals or waivers requested by a Covered Officer with respect to a provision of this SOX Code must be submitted in writing to the CCO for review and will be considered by the Audit Committee of the Board (the “Committee”), which will make a recommendation to the Board.

Principles for the Handling of Financial Information and Avoiding Conflicts of Interest

The Trust has adopted the following principles to govern the manner in which Covered Officers perform their duties. Specifically, Covered Officers shall:

●	Act with honesty and integrity;

●	Avoid violations of this SOX Code, including actual or apparent conflicts of interest with the Trust in personal and professional relationships;

●	Provide information to the employees and service providers (e.g., each advisor, each sub-advisor, administrator, independent registered public accounting firm (auditor), outside counsel, custodian, etc.) of the Trust that is accurate, complete, objective, relevant, timely, and understandable;

●	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trust’s Reports;

●	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code of 1986;

●	Act in good faith, responsibly, and with due care, competence and diligence, without knowingly misrepresenting material facts or subordinating independent judgment to another end;

●	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated;

●	Record (or cause the recording of) entries in the Trust’s books and records that are accurate;

●	Refrain from using confidential information for personal advantage; and

●	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the other Covered Officers, CCO or outside counsel, as appropriate.

Violations of the SOX Code

Any action that, directly or indirectly, materially contravenes one or more of the principles outlined above shall be treated as a violation of this SOX Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this SOX Code, regardless of whether this SOX Code refers to that particular conduct.

A violation of this SOX Code may result in disciplinary action, up to and including termination of employment. The Trust must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

Enforcement of SOX Code Violations

If a Covered Officer or the CCO observes, learns of, or, in good faith, suspects a current or threatened violation of this SOX Code, he or she must immediately report the violation or suspected violation in writing to the CCO, the Trust’s senior management, or to the Committee. An example of a possible SOX Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

The CCO will follow the below procedures in investigating and enforcing this SOX Code. The CCO may, in his or her discretion, consult with outside counsel, the Trust’s auditors, the Trust’s senior management or the Board in determining how to address the suspected violation.

●	The CCO will take all appropriate action to investigate any potential violations reported;

●	The CCO will review with the outside counsel to the Trust the findings and conclusions of such investigation;

●	If, after such investigation and review, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

●	If, after such investigation and review, the CCO believes that a violation has occurred, the CCO will report it to the Committee;

●	If the Committee concurs that a violation has occurred, it will report the violation to the Board and make a recommendation to the Board as to the appropriate response. An appropriate response may include review of, and modifications to, certain policies and procedures (including this SOX Code), notification of the violation to the investment advisor, the Trust administrator and/or other Trust service providers, or disciplinary action against the Covered Officer, which may include, without limitation, dismissal;

●	The Board may grant waivers of the SOX Code, as appropriate; and

●	Any changes to or waivers of this SOX Code will, to the extent required, be disclosed as provided by SEC rules.

Disclosure of Existing or Potential Conflicts of Interest

Covered Officers shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Trust within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether the Covered Officer is involved or has only observed the transaction or relationship. All Disclosure Letters shall be addressed and submitted to the CCO, or if it is not possible to disclose the matter to the CCO, then the Disclosure Letter shall be addressed and submitted to the Committee.

The Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the CCO or other appropriate officers of the Trust.

Outside Service Providers

Because, as a practical matter, service providers to the Trust, such as the administrator, independent registered public accounting firm, and custodian, are materially responsible for the recording, processing, summarizing and reporting with respect to the Trust’s financial statements, Covered Officers should be alert for actions by such service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. Under this SOX Code, Covered Officers must promptly report these actions to the CCO.

Non-Retaliation Policy

Covered Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Initial and Annual Affirmation of the SOX Code

The CCO will review with the Covered Officers (i) the contents and importance of this SOX Code and related policies; (ii) the manner in which violations must be reported; and (iii) how Disclosure Letters must be submitted. Each Covered Officer will be asked to affirm in writing that he or she has received, read and understands this SOX Code, and annually thereafter must affirm that he or she has complied with the requirements of this SOX Code. Forms of the initial and annual affirmations are attached hereto as Exhibit A and Exhibit B.

Exhibit A

KraneShares Trust (the “Trust”)

Initial Covered Officer Affirmation of Understanding

In accordance with the Trust’s Sarbanes-Oxley Code of Ethics (the “SOX Code”), the undersigned Covered Officer (as defined in the SOX Code) of the Trust hereby affirms to the Trust’s Board of Trustees that the Covered Officer has received, read, and understands the SOX Code.

Date:	/s/ Jonathan Krane
Principal Executive Officer – Jonathan Krane

Date:	/s/ Jonathan Krane
Principal Financial Officer – Jonathan Krane

A-1

Exhibit B

KraneShares Trust (the “Trust”)

Annual Covered Officer Affirmation

For the period April 1, 20_____ to March 31, 20_____

In accordance with the Trust’s Sarbanes-Oxley Code of Ethics (the “SOX Code”), the undersigned Covered Officer (as defined in the SOX Code) of the Trust hereby affirms to the Trust’s Board of Trustees that the Covered Officer, at all times during the period for which this affirmation is given, has complied with each of the requirements of the SOX Code.

Date:

/s/ Jonathan Krane
Principal Executive Officer Jonathan Krane

/s/ Jonathan Krane
Principal Financial Officer Jonathan Krane

B-1